SECURITIES AND EXCHANGE COMMISSION
                                  UNITED STATES
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
           SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR
      SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number 333-63723-07

                   RRC Operating Partnership of Georgia, L.P.
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)



    121 West Forsyth Street, Suite 200, Jacksonville, FL 32202 (904) 356-7000
    -------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Guaranty of 7-1/8% Notes Due July 15, 2005

  ------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None

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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(i)   [ ]
     Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                     Rule 15 d-6  [X]

                  Approximate number of holders of record as of
                      the certification or notice date: 23
                                                        --


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         Pursuant to the requirements of the Securities Exchange Act of 1934, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    May 11, 2000                  RRC OPERATING PARTNERSHIP
                                          OF GEORGIA, L.P.


                                       By:  Regency Centers, L.P.,
                                              its general partner

                                       By:  Regency Realty Corporation,
                                              its general partner


                                       By:  /s/ J. Christian Leavitt
                                          --------------------------------------
                                            J. Christian Leavitt
                                            Senior Vice President







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